Exhibit 10.1

EMPLOYMENT AGREEMENT

                    EMPLOYMENT AGREEMENT, dated as of October 14, 2009 (this “Agreement”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

                    WHEREAS, the Company and the Executive previously entered into an amended and restated employment agreement dated as of June 6, 2007 (the “Prior Agreement”); and

                    WHEREAS, the Company and the Executive jointly desire to enter into this Agreement, which is intended to replace and supersede the Prior Agreement in its entirety, to reflect the terms and conditions of the Executive’s continued employment with the Company.

                    In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

                    1.       Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby agrees to continue his employment with the Company.

                    2.       Duties and Reporting Relationship. (a) The Executive shall be employed in the capacity of President, Operations and Sales, of the Company. In such capacity, the Executive shall be responsible for management of all aspects of the Company’s retail and automaker operations (including retail sales and OEM sales and marketing operations), customer care and retention, product management and engineering and all personnel primarily working in such areas shall report to the Executive. During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company to achieve the goals of the Company, use his skills and render services to the best of his ability in supervising the business and affairs of the Company. In addition, the Executive shall perform such other activities and duties consistent with his position as the Chief Executive Officer of the Company shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express consent of the Chief Executive Officer, other than (i) passive investments, (ii) subject to Section 8, consulting services and business enterprises for which the Executive receives no remuneration, and (iii) service as a director of Rovi Corporation or service on other boards of directors with the express consent of the Chief Executive Officer of the Company.

                     (b)     The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.

                     (c)     The Executive shall report solely to the Chief Executive Officer of the Company.

                    3.      Term. The term of this Agreement shall commence on October 14, 2009 (the “Effective Date”) and end on May 1, 2013, unless terminated earlier pursuant to the provisions of Section 6 (the “Term”).

                    4.      Compensation. (a) During the Term, the Executive shall be paid an annual base salary of $950,000; provided that on (i) January 1, 2010 such annual base salary shall be increased to $1,100,000, (ii) May 1, 2011 such annual base salary shall be increased to $1,200,000, (iii) May 1, 2012 such annual base salary shall be increased to $1,300,000, and (iv) thereafter may be subject to increase from time to time by recommendation of the Chief Executive Officer of the Company to, and approval by, the Board of Directors of the Company or any committee thereof (the “Board”) (such amount, as increased, the “Base Salary”). All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

                    (b)     On the date hereof, the Company shall grant to the Executive an option to purchase 25,184,984 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at an exercise price of $0.5752 per share, the last price of the Common Stock on the Nasdaq Global Select Market. Such options shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A.

                    (c)     All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law, including, as and where applicable, federal, New York state and New York City income tax withholding, federal unemployment tax and social security (FICA).

                    5.      Additional Compensation; Expenses and Benefits. (a) During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. In addition, the Company shall reimburse the Executive for the reasonable costs of an apartment in the New York metropolitan area and other incidental living expenses (e.g., phone, cable, electric, gas, and one month’s security deposit (which shall be returned to the Company at the end of the Term)), up to a maximum of $5,000 per month for rent (the “Housing Allowance”). The Company shall also reimburse the Executive for the reasonable costs of coach class air-fare from the Executive’s home in Indianapolis, Indiana, to the Company’s executive offices in New York City (the “Travel Allowance”). The Executive shall also be paid such additional amount as may be necessary to hold the Executive harmless as a result of any federal, state or New York City income taxes imputed to the Executive in respect of the Housing Allowance or the Travel Allowance. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time. The foregoing reimbursement shall be subject to the Reimbursement Rules.

                    (b)     During the Term, the Executive shall be entitled to participate in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s 401(k) savings plan.

                    (c)     During the Term, the Executive shall be entitled to participate in any bonus plans generally offered to executive officers of the Company. Bonuses may be subject to the Executive’s individual performance and satisfaction of objectives established by the Board or the compensation committee thereof (the “Compensation Committee”). Bonuses may be paid in the form of cash, stock options, restricted stock, restricted stock units or other securities of the Company.

                    6.      Termination. The date upon which the Executive’s employment with the Company under this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.” A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which a Separation from Service takes place shall be the Termination Date.

                    (a)     The Company has the right and may elect to terminate this Agreement with or without Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

                    (i)      (A) a material breach by the Executive of the terms of this Agreement, (B) a material breach by the Executive of the Executive’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, or (C) the Executive’s violation of the Company’s Code of Ethics which is demonstrably and materially injurious to the Company, if any such material breach or violation described in clauses (A), (B) or (C), to the extent curable, remains uncured after 15 days have elapsed following the date on which the Company gives the Executive written notice of such material breach or violation;

(ii) the Executive’s act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company or any of its affiliates;

(iii) the Executive’s conviction or the plea of nolo contendere or the equivalent in respect of a felony;

(iv) any damage of a material nature to any property of the Company or any of its affiliates caused by the Executive’s willful misconduct or gross negligence;

(v) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company or its affiliates;

(vi) the Executive’s failure to comply with the Chief Executive Officer’s reasonable written instructions on a material matter within 5 days; or

                    (vii)    conduct by the Executive that in the reasonable good faith written determination of the Board demonstrates unfitness to serve as an officer of the Company or its affiliates, including a finding by the Board or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

                    (b)     Termination of the Executive for Cause pursuant to this Section 6(a) shall be communicated by a Notice of Termination for Cause. For purposes of this Agreement, a “Notice of Termination for Cause” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than a majority of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after 15 days’ notice to the Executive (which notice the Company shall use reasonable efforts to confirm that Executive has actually received and which notice for purposes of this Section 6(a) may be delivered, in addition to the requirements set forth in Section 18, through the use of electronic mail) and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in any of clauses (i) through (vii) of this Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of Section 6(a), this Agreement shall terminate on the date specified by the Board in the Notice of Termination for Cause and one day following the receipt by the Executive of a notice of a termination without Cause.

                    (c)     (i) This Agreement and the Executive’s employment shall terminate upon the death of the Executive.

                    (ii)     If the Executive is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period (“Disability”), the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(c)(ii). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Disability Termination. This Agreement shall terminate on the day such Notice of Disability Termination is received by the Executive.

                    (d)     (i) The Executive may elect to resign from his employment with the Company at any time during the Term with or without Good Reason. Should the Executive wish to resign from his employment with the Company during the Term for other than Good Reason, and not due to Scheduled Retirement pursuant to Section 6(d)(ii), the Executive shall give fourteen days prior written notice to the Company of such a resignation for other than Good Reason pursuant to this Section 6(d)(i). The Executive’s employment and the Term shall terminate on the effective date of such resignation; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

                    (ii)     The Executive may elect to resign from his employment with the Company during the Term for other than Good Reason, due to Scheduled Retirement. For purposes hereof, “Scheduled Retirement” means the voluntary retirement from employment hereunder of the Executive during the period from April 1, 2011 through April 30, 2011; provided that the Executive provides the Company with a prior written notice of his resignation on February 1, 2011 under this Section 6(d)(ii); and provided, further, that the Executive’s employment is not terminated for Cause prior to the April 30, 2011 (such notice by the Executive, a “Retirement Notice”). In the event of such Scheduled Retirement, the Executive shall be entitled to the severance payments and benefits set forth in Section 6(g) (subject to his execution and non-revocation of the release described in Section 6(g)), but such Scheduled Retirement shall be treated as a voluntary resignation for all other purposes hereunder. The Executive’s employment and the Term shall terminate on the effective date of such Scheduled Retirement set forth in the Retirement Notice; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

                    (e)     Should the Executive wish to resign from his employment with the Company during the Term for Good Reason (other than following delivery of a Retirement Notice by the Executive), the Executive shall give seven days prior written notice to the Company. The Executive’s employment and the Term shall terminate on the date specified in such notice given in accordance with the relevant provision; provided that the Company may, at its sole discretion, instruct the Executive to cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.

                    For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of thirty days after delivery to the Company by the Executive of a notice of the occurrence of such event:

          (i)     the assignment to the Executive by the Company of duties not reasonably consistent with the Executive’s positions, duties, responsibilities, titles or offices set forth in Section 2(a), any material reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions or the Executive not being the sole officer of the Company, other than the Company’s Chief Executive Officer, responsible for all sales, engineering and product development activities and personnel (except in connection with the termination of the Executive’s employment for Cause, disability or as a result of the Executive’s death or by the Executive other than for Good Reason); or

(ii) the Executive ceasing to report directly to the Chief Executive Officer of the Company; or

          (iii)     any requirement that the Executive report for work to a location more than 25 miles from the Company’s current headquarters for more than 30 days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s current headquarters as a result of natural disasters, terrorism, acts of war or acts of God or travel in the ordinary course of business; or

(iv) any reduction in the Base Salary; or

(v) any material breach by the Company of this Agreement.

                    (f)      If the employment of the Executive is terminated by the Company for Cause, by the Executive other than for Good Reason or due to death or Disability, the Executive shall, be entitled to (A) any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to the Termination Date and (B) any other vested benefits under any other benefit plans or programs in accordance with the terms of such plans and programs (collectively, the “Accrued Payments and Benefits”). If the employment of the Executive is terminated without Cause, or if the Executive terminates his employment for Good Reason, then the Executive shall be entitled to receive, in addition to the Accrued Payments and Benefits, and the Company shall pay to the Executive:

          (i)       without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum cash amount equal to the sum of (x) his annual Base Salary at the rate in effect on the Termination Date plus (y) the greater of (A) a bonus equal to 60% of Base Salary, or (B) the prior year’s annual bonus actually paid to the Executive by the Company;

          (ii)      the costs of continuation of health insurance coverage for the Executive and his dependents under the Company’s health insurance plans in effect on the Termination Date for eighteen months following the Termination Date. The Executive shall have the option to continue such benefits pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) at his own expense to the extent permitted by law for an additional eighteen months; and

          (iii)     a monthly amount equal to the actual monthly costs to the Executive to obtain life insurance benefits substantially similar to those benefits provided to the Executive for a period of one year following such Termination Date; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he were an active employee on the Termination Date, and (2) such payments shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of such one-year period (such payment, the “Life Insurance Reimbursement Payment”).

The Company’s obligations under Section 6(f) shall be conditioned upon the Executive executing, delivering, and not revoking during the seven day revocation period a waiver and release of claims against the Company, substantially in the form attached as Exhibit A (the “Release”) within 60 days following the Termination Date. The lump sum amount contemplated under this Section 6(f) shall be paid on the 60th day following the Termination Date.

                    (g)     If the employment of the Executive is terminated as a result of a Scheduled Retirement, then in lieu of (and not in addition to) the amounts set forth in Section 6(f), the Executive shall be entitled to receive, in addition to the Accrued Payments and Benefits, and the Company shall pay to the Executive:

          (i)     without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum cash amount equal to the product of (x) two times and (y) the sum of (A) his annual Base Salary at the rate in effect on the Termination Date plus (B) the greater of (A) a bonus equal to 60% of Base Salary, or (B) the prior year’s annual bonus actually paid to the Executive by the Company;

          (ii)     the costs of continuation of health insurance coverage for the Executive and his dependents under the Company’s health insurance plans in effect on the Termination Date for twenty four months following the Termination Date. The Executive shall have the option to continue such benefits pursuant to COBRA at his own expense to the extent permitted by law; and

(iii) the Life Insurance Reimbursement Payment for a period of twenty four months after the Termination Date.

The Company’s obligations under this Section 6(g) shall be conditioned upon the Executive executing, delivering, and not revoking during the seven day revocation period a waiver and release of claims against the Company, substantially in the form attached as Exhibit A (the “Release”) within 60 days following the Termination Date. The lump sum amount contemplated under this Section 6(g) shall be paid on the 60th day following the Termination Date.

                    (h)     Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first business day of the seventh month following the date of the Executive’s Separation from Service and (y) the Executive’s death.

                    7.       Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of his functions or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information.

                    (b)     “Confidential Information” shall mean information about the Company’s business and operations that is not disclosed by the Company for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company or prepared by the Executive in the course of his employment by the Company, provided that the Executive will be able to keep his cell phones, blackberries, personal computers, personal rolodex and the like so long as any Confidential Information is removed from such items.

                    (c)     The provisions of this Section 7 shall survive indefinitely.

                    8.      Covenant Not to Compete. During the Executive’s employment with the Company and during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged (a) in any operations involving the transmission of radio entertainment programming in competition with the Company, (b) in the business of manufacturing, marketing or distributing radios, antennas or other parts for use in devices which receive radio broadcasts, (c) in the business of manufacturing, marketing, selling or distributing vehicles, and (d) in the business of manufacturing, marketing or distributing consumer electronics devices; provided that nothing in this Agreement shall prevent (i) the Executive from entering into the employment of, or rendering services to, News Corporation or DIRECTV, Inc. or (ii) purchase or ownership by the Executive by way of investment of less than five percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers of the Company as to any product or service described in clauses (a), (b) and (d) above that competes with any product or service provided or marketed by the Company at the end of the Term. The Executive agrees that during the Restricted Period he will not, directly or indirectly, solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company. For purposes of this Agreement, the “Restricted Period” shall mean three years following the end of the Term; provided that if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, the “Restricted Period” shall be a period of one year following the end of the Term. For purposes of this Agreement, the term “radio” shall mean terrestrial radio, satellite radio, HD radio, internet radio and other audio delivered terrestrially, by satellite, HD or the internet. The provisions of this Section 8 shall survive the termination of the Executive’s employment and the Term.

                    9.     Change of Control Provisions. If the Executive is, in the opinion of a nationally recognized accounting firm jointly selected by the Executive and the Company, required to pay an excise tax on “excess parachute payments” (as defined in Section 280G(b) of the Code) under Section 4999 of the Code as a result of an acceleration of the vesting of stock options or otherwise, the Company shall have an absolute and unconditional obligation to pay the Executive in accordance with the terms of this Section 9 the amount of such taxes. In addition, the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as are necessary to place the Executive in the exact same financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code. The determination of the exact amount, if any, of any “excess parachute payments” and any tax liability under Section 4999 of the Code shall be made by a nationally-recognized independent accounting firm selected by the Executive and the Company. The fees and expenses of such accounting firm shall be paid by the Company. The determination of such accounting firm shall be final and binding on the parties. The Company irrevocably agrees to pay to the Executive, in immediately available funds to an account designated in writing by the Executive, any amounts to be paid under this Section 9 within two business days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm’s determination. In addition, in the event that such payments are not sufficient to pay all excise taxes on “excess parachute payments” under Section 4999 of the Code as a result of an acceleration of the vesting of options or for any other reason and to place the Executive in the exact same financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code, then the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as may be necessary to pay such excise taxes and place the Executive in the exact same financial position that he would have been had he not incurred any tax liability as a result of a change in control under the Code. Notwithstanding the foregoing, in the event that a written ruling (whether public or private) of the Internal Revenue Service (“IRS”) is obtained by or on behalf of the Company or the Executive, which ruling expressly provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or any portion of such excise taxes or additional amounts, the Executive shall promptly reimburse the Company in an amount equal to all amounts paid to the Executive pursuant to this Section 9 less any excise taxes or additional amounts which remain payable by, or are not refunded to, the Executive after giving effect to such IRS ruling. Each of the Company and the Executive agrees to promptly notify the other party if it receives any such IRS ruling. The payments contemplated by this Section 9 shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the excise tax (and any income or other related tax or interest or penalties thereon) on a payment is remitted to IRS or any other applicable taxing authority; or, in the case of amounts relating to any claim by IRS or any other taxing authority that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Any amounts required to be repaid to the Company pursuant to this Section 9 will be repaid to the Company within five business days of the Executive’s receipt of any refund with respect to any excise tax.

                    10.    Remedies. The Executive and Company agree that damages for breach of any of the covenants under Sections 7 and 8 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

                    11.     Consulting Agreement. So long as the Executive’s employment and the Term have not been terminated by the Company or the Executive pursuant to Section 6, and the Executive has complied with his obligations under this Agreement in all material respects, on May 1, 2013, the Company shall offer the Executive a consulting agreement which will expire on April 30, 2014. If the Executive’s employment and the Term shall have been terminated pursuant to a Scheduled Retirement, and the Executive has complied with his obligations under this Agreement in all material respects, on the date of such termination of employment, the Company shall offer the Executive a consulting agreement which will expire on the first anniversary of such termination of employment; provided that the Executive’s duties under such consulting agreement shall not unreasonably interfere with any subsequent employment by the Executive, which employment shall, in all cases, comply with the restrictions set forth in Section 8. The Company shall agree to pay the Executive’s reasonable out-of-pocket expenses associated with the performance of his direct obligations under such consulting agreement, but shall not be entitled to any cash compensation from the Company during the term of such consulting agreement. Such consulting agreement shall be in form and substance acceptable to the Company in all other respects. For the avoidance of doubt, reasonable out-of-pocket expenses shall not include the Housing Allowance and the Travel Allowance.

                    12.     Indemnification. The Company shall indemnify the Executive to the full extent provided in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the law of the State of Delaware in connection with his activities as an officer of the Company.

                    13.     Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, including the Prior Agreement, but excluding any equity award agreements between the Executive and the Company.

                    14.     Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

                    15.     Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

                    16.     Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company’s assets shall assume this Agreement.

                    17.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

                    18.     Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five days after mailing by registered or certified mail:

if to the Company:

Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel
Telecopier: (212) 584-5353

if to the Executive:

Address on file at the offices
of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

                    19.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

                    20.     Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 of this Agreement; nor shall the amount of any benefit (except as expressly provided herein) or payment provided for under Section 6 of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

                    21.     Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

                    (b)     The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

                    (c)     The Company and the Executive agree that the sole dispute that is excepted from Section 21(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 21(a).

                    22.     Compliance with Section 409A. (a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). The Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of the Executive’s employment may only be made upon a Separation from Service. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

                    (b)     With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. The foregoing reimbursement rules, the “Reimbursement Rules”.

                    (c)     Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A.

                    23.     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                    24.     Executive’s Representation. The Executive hereby represents and warrants to Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of his obligations under this Agreement.

                    25.     Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment with the Company, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General Counsel
and Secretary

/s / James E. Meyer

James E. Meyer

Exhibit A

THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS
OF DESCENT AND DISTRIBUTION.

SIRIUS XM RADIO 2009 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

                    THIS STOCK OPTION AGREEMENT (this “Agreement”), dated October 14 2009, between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

                    1.      Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of October 14, 2009, between the Company and the Executive (the “Employment Agreement”), the Company hereby grants to the Executive the right and option (this “Option”) to purchase twenty five million one hundred eighty four thousand nine hundred and eighty four (25,184,984) shares (the “Shares”) of common stock, par value $0.001 per share, of the Company at a price per share of $0.5752 (the “Exercise Price”). This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

                    (b)     Subject to the terms of this Agreement, this Option shall vest and become exercisable in four equal installments on each of October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013.

                    (c)     If the Executive’s employment with the Company terminates for any reason, including as a result of a Scheduled Retirement (as defined in the Employment Agreement) this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment is terminated (i) due to death or Disability (as defined in the Employment Agreement) the portion of this Option that would have otherwise become vested within 12 months following the date of such termination of employment due to death or Disability shall immediately become vested and exercisable; (ii) by the Company without Cause (as defined in the Employment Agreement), or by the Executive for Good Reason (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable; and (iii) as a result of the expiration of the term of the Employment Agreement (and not Scheduled Retirement (as defined in the Employment Agreement), and the Executive enters into a consulting agreement with the Company in accordance with Section 11 of the Employment Agreement, the Options shall continue to vest so long as the Executive is performing services pursuant to such consulting agreement.

                    2.     Term. This Option shall terminate on October 14, 2019 (the “Option Expiration Date”); provided that if:

          (a)     the Executive’s employment with the Company is terminated due to the Executive’s death or Disability, by the Company without Cause, by the Executive for Good Reason or by the Executive as a result of a Scheduled Retirement (as defined in the Employment Agreement), the Executive may exercise this Option in full until the first anniversary of such termination (at which time the Option shall be cancelled), but not later than the Option Expiration Date;

(b) the Executive’s employment with the Company is terminated for Cause, the Option shall be cancelled upon the date of such termination; and

          (c)     the Executive voluntarily terminates his employment with the Company without Good Reason, the Executive may exercise the vested portion of this Option until ninety days following the date of such termination (at which time the Option shall be cancelled), but not later than the Option Expiration Date.

                    3.     Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

                    4.     Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right or privilege conferred hereby shall be null and void.

                    5.     Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such tax to the extent not previously withheld. The Executive may satisfy his withholding obligations in the manner contemplated by Section 14(d) of the Plan.

                    6.     Rights of the Executive. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Executive at any time, subject to the terms of the Employment Agreement or any other written employment or similar agreement between the Company and the Executive.

                    7.     Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisor in connection with this Agreement and this Option.

                    8.     Agreement Subject to the Plan. The Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. A copy of the Plan previously has been delivered to the Executive. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Executive with respect to this Option.

                    9.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

                    10.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel; and Executive: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

                    11.     Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                    12.     Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

                    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:
John H. Schultz
Senior Vice President, Human Resources

James E. Meyer

Exhibit B

AGREEMENT AND RELEASE

                    This Agreement and Release, dated as of _________, 20__ (this “Agreement”), is entered into by and between JAMES E. MEYER (the “Executive”) and SIRIUS XM RADIO INC., and its subsidiaries and affiliated companies (collectively, the “Company”).

                    The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from Company.

                    NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

                    1.     The Executive’s employment with the Company is terminated as of _____________, 20__ (the “Termination Date”).

                    2.      The Company and the Executive agree that the Executive shall be provided severance pay, less all legally required and authorized deductions in accordance with the terms of Section [6(f)][6(g)] of the Employment Agreement, dated as of October 14, 2009 (the “Employment Agreement”), between the Executive and the Company; provided that no such severance shall be paid if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to Executive as required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than any vested, accrued benefits under the Company’s compensation and benefit plans, and other than the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, or other equity award agreements or plans.

                    3.     The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company’s insurance policies covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s separation from employment (including

Executive’s rights under Section [6(f)][6(g)] of the Employment Agreement); and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.

                    4.     The Executive specifically waives all rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) he may and should consult an attorney before signing this Agreement, (2) he has twenty-one (21) days to consider this Agreement, and (3) he has seven (7) days after signing this Agreement to revoke this Agreement.

                    5.     Notwithstanding the above, nothing in this Agreement prevents or precludes Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.

                    6.     Executive acknowledges that he has read and understands the foregoing release and executes it voluntarily and without coercion.

                    7.     The Company, for itself, and for its predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them, hereby waives, releases and forever discharges the Executive and his heirs, attorneys, agents, spouse and assigns (collectively, “Executive Released Parties”) from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, which the Company ever had, now has, or claims to have against the Executive Released Parties by reason of any act or omission occurring before the date hereof including, without limiting the generality of the foregoing, any act, cause, matter or thing stated, claimed or alleged of which the Company has actual knowledge which was or could have been alleged in any manner against the Executive Released Parties prior to the execution of this Agreement.

                    8.     This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.

                    9.     The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company.

                    10.     The Executive shall not make any disparaging remarks about the Company, or its officers, agents, employees, practices or products; provided that the Executive may provide truthful and accurate facts and opinions about the Company where required to do so by law. The Company shall not, and shall instruct its officers not to, make any disparaging remarks about the Executive; provided that the Company and its officers may provide truthful and accurate facts and opinions about the Executive where required to do so by law.

                    11.      The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.

                    12.     In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 21(a) and 21(b) of the Employment Agreement.

                    13.     The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

                    14.     This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

                    15.     This Agreement, the Employment Agreement, [and list any outstanding award agreements] between the Executive and the Company contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

                    16.     The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

                    17.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.

                    18.     The Executive warrants that he will return to the Company all software, computers, computer-related equipment, keys and all materials (including copies) obtained or created by the Executive in the course of his employment with the Company on or before the Termination Date, provided that the Executive will be able to keep his cell phones, blackberries, personal computers, personal rolodex and the like so long as any confidential information is removed from such items.

                    19.     Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of Company clients, nonsolicitation of Company employees and noncompetition with the Company shall remain in full force and effect, including, but not limited to, Sections 7 and 8 of the Employment Agreement.

                    20.     Any disputes arising from or relating to this Agreement shall be subject to the arbitration pursuant to Section 21 of the Employment Agreement.

                    21.     Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

Dated:	By:
Name:
Title:

Dated:
James E. Meyer